UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2018

Altaba Inc.

(Exact name of registrant as specified in its charter)

Delaware	811-23264	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 East 45th Street, 15th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 679-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

Unaudited Consolidated Statement of Assets and Liabilities

On October 31, 2018, Altaba Inc., a Delaware corporation (“Altaba” or the “Fund”), published its unaudited consolidated statement of assets and liabilities for the quarter ended September 30, 2018. The unaudited consolidated statement of assets and liabilities is attached hereto as Exhibit 99.1.

Third Quarter 2018 Events

•	Repurchased 195 million shares of Altaba common stock in exchange for approximately 68.25 million Alibaba ADSs and $1.7 billion in cash pursuant to a self-tender offer;

•	Completed the sale of Altaba’s remaining shares of common stock of Yahoo Japan Corporation for approximately $6.3 billion;

•	Authorized a $5.75 billion share repurchase program;

•	Recorded a $385 million reduction in fair value of Excalibur; and

•	Reached an agreement to resolve all pending claims related to the U.S. and California consumer class actions, subject to Court approval.

Share Repurchase Program

In September 2018, the Board of Directors of the Fund authorized a new share repurchase program (the “September 2018 Share Repurchase Program”), which replaced the February 2018 Share Repurchase Program, pursuant to which the Fund may, from time to time, purchase up to $5.75 billion of its common stock. From the beginning of the September 2018 Share Repurchase Program through October 30, 2018, the Fund repurchased approximately 15 million shares of its common stock at an average price of $62.89 per share, for a total of approximately $947 million, leaving an unutilized authorization as of October 30, 2018 of $4.8 billion.

Litigation Updates

As previously disclosed, Altaba announced several updates in the following litigation matters:

•

U.S. and California consumer class actions. (In Re: Yahoo! Inc. Customer Data Security Breach Litigation, Case No. 5:16-md-02752-LHK (N.D. Cal.) and Yahoo! Inc. Private Information Disclosure Cases, Case No. JCCP 4895 (Ca. Sup. Ct.)). Altaba, Verizon Communications Inc. (“Verizon”) and plaintiffs’ counsel have reached an agreement to resolve all pending claims. The agreement is subject to certain conditions, including Court approval and therefore may not result in a final settlement. If the Court approves the settlement, Altaba would be responsible for one-half of the total settlement costs (with Verizon responsible for the other one-half pursuant to a commitment entered into in connection with its acquisition of Yahoo!’s legacy Internet business).

•

Federal securities class action. (In re Yahoo! Inc. Securities Litigation, Case No. 5:17-cv-00373-LHK (N.D. Cal.)). On September 6, 2018, the Court granted final approval to the shareholder class action settlement.

•

Shareholder derivative litigation. (Spain v. Marissa Mayer, et al., Case No. 17CV207054 (Cal. Sup. Ct.), The LR Trust, et al. v. Marissa Mayer, et al., Case No. 17CV306525 (Cal. Sup. Ct.), Plumbers and Pipefitters National Pension Fund v. Marissa Mayer, et al., Case No. 17CV310992 (Cal. Sup. Ct.), Oklahoma Firefighters Pension and Retirement System v. Eric Brandt, et al., Case No. 2017 0133 SG (Del. Ch. Ct.) and In re: Yahoo! Inc. Shareholder Derivative Litigation, Case No. 5:17-cv-00787-LHK (N.D. Cal.)). The parties to the shareholder derivative cases have negotiated a definitive agreement to resolve all claims. The agreement is subject to Court approval and therefore may not result in a final settlement. The Court has granted preliminary approval and scheduled a final approval hearing for January 4, 2019. If the Court grants final approval, the agreement will result in a net payment to Altaba.

As a result of the recent developments described above, as previously disclosed Altaba has estimated an additional net amount of approximately $47 million in litigation settlement expenses. (The net amount includes settlement expenses incurred or reasonably estimated to be incurred with respect to the two class action cases offset by the estimated recovery from the shareholder derivative litigation.)

The information disclosed under this Item 2.02 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished with this report on Form 8-K:

99.1	Altaba Inc. unaudited consolidated statement of assets and liabilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTABA INC.

Date: October 31, 2018	By:	/s/ Alexi A. Wellman
	Name:	Alexi A. Wellman
	Title:	Chief Financial and Accounting Officer

4